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                              NATIONAL-STANDARD COMPANY

                                      EXHIBIT 11

     Earnings Per Share Calculation

                                                          (In Thousands)
                                                     1994      1993      1992

     (In Thousands)

     Weighted average number of
       Common Shares outstanding . . . . . . .       5,365     5,108     4,492

     Weighted average number of nonleveraged,
       unallocated Common Shares in the
       Employee Stock Ownership Plan . . . . .           -       (23)     (113)

     Common Shares used in calculating
       earnings per share  . . . . . . . . . .       5,365     5,085     4,379